As filed with the Securities and Exchange Commission on February 25, 2010
Registration No. 333-125667

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

ZIMMER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-4151777
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
345 East Main Street
Warsaw, Indiana 46580
(Address of Principal Executive Offices) (Zip Code)
ZIMMER HOLDINGS, INC. TEAMSHARE STOCK OPTION PLAN
(Full title of the plan)
Chad F. Phipps
Senior Vice President, General Counsel and Secretary
Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
(Name and address of agent for service)
(574) 267-6131
(Telephone number, including area code, of agent for service)
Copy to:
David C. Worrell
Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated Filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE
     Zimmer Holdings, Inc. (the “Registrant”) has filed this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities issuable under the Zimmer Holdings, Inc. TeamShare Stock Option Plan (the “TeamShare Plan”), which were originally registered by the Registrant on a registration statement on Form S-8 (File No. 333-125667) filed with the Securities and Exchange Commission (the “Commission”) and becoming effective on June 9, 2005 (the “Prior Registration Statement”).
     On February 13, 2009, the Board of Directors adopted, subject to stockholder approval, the Zimmer Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Plan”). On May 4, 2009, the 2009 Plan was approved by the stockholders at the Registrant’s annual meeting of stockholders. The 2009 Plan provides, among other things, that shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), that are authorized to be awarded under the TeamShare Plan and that, as of May 4, 2009, have not been issued and are not subject to outstanding awards granted under the TeamShare Plan shall become available for issuance under the 2009 Plan.
     As of the date of this Post-Effective Amendment, there are 4,234,138 shares of Common Stock that are authorized to be awarded under the TeamShare Plan but that, as of May 4, 2009, have not been issued and are not subject to outstanding awards granted under the TeamShare Plan, and thus that are now available for issuance under the 2009 Plan (the “Unused TeamShare Plan Shares”). These Unused TeamShare Plan Shares are no longer available for new awards under the TeamShare Plan and will not be issued under the TeamShare Plan.
     The Registrant is concurrently filing a separate registration statement on Form S-8 to register the Unused TeamShare Plan Shares and the unused shares from another plan for issuance under the 2009 Plan and register 5,000,000 additional shares of Common Stock for issuance under the 2009 Plan. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Unused TeamShare Plan Shares may not be issued under the TeamShare Plan and to deregister the Unused TeamShare Plan Shares under the Prior Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on February 25, 2010.

ZIMMER HOLDINGS, INC.
By:	/s/ David C. Dvorak
David C. Dvorak
President and Chief Executive Officer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David C. Dvorak and Chad F. Phipps, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of David C. Dvorak and Chad F. Phipps, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ David C. Dvorak David C. Dvorak	President, Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2010

/s/ James T. Crines James T. Crines	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	February 25, 2010

/s/ Derek M. Davis Derek M. Davis	Vice President, Finance and Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	February 25, 2010

/s/ Betsy J. Bernard Betsy J. Bernard	Director	February 25, 2010

/s/ Marc N. Casper Marc N. Casper	Director	February 25, 2010

/s/ Larry C. Glasscock Larry C. Glasscock	Director	February 25, 2010

/s/ Robert A. Hagemann Robert A. Hagemann	Director	February 25, 2010

Arthur J. Higgins	Director	February 25, 2010

/s/ John L. McGoldrick John L. McGoldrick	Director	February 25, 2010

/s/ Cecil B. Pickett, Ph.D. Cecil B. Pickett, Ph.D.	Director	February 25, 2010

/s/ Augustus A. White, III, M.D., Ph.D. Augustus A. White, III, M.D., Ph.D.	Director	February 25, 2010